UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ___)

CLEAR SKIES SOLAR, INC.

(Name of Issuer)

COMMON STOCK, $.001 PAR VALUE PER SHARE

(Title of Class of Securities)

184681104

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the following page(s)

Page 1 of 4 Pages

Page 2 of 4 Pages

CUSIP No. 184681104	13 G

 1.    NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alpha Capital Anstalt

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)  ☐
                                                                 (b)  ☒

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
    Liechtenstein

5.   SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    3,440,035 Common Shares

6.   SHARED VOTING POWER
    None

7.   SOLE DISPOSITIVE POWER
    3,440,035 Common Shares

8.   SHARED DISPOSITIVE POWER
    None

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -
    3,440,035 Common Shares

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES              ☐

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.9%

12.    TYPE OF REPORTING PERSON
    CO

Page 3 of 4 Pages
CUSIP No. 184681104	13 G

ITEM 1 (a) NAME OF ISSUER: Clear Skies Solar, Inc., a Delaware corporation

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             200 Old Country Road, Suite 610, Mineola, NY 11501

ITEM 2 (a) NAME OF PERSON FILING: Alpha Capital Anstalt

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein

ITEM 2 (c) CITIZENSHIP: Liechtenstein

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value per share

ITEM 2 (e) CUSIP NUMBER:  184681104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 3,440,035 Common Shares

         (b) PERCENT OF CLASS: 5.9%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

         3,440,035 Common Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

      0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                          3,440,035 Common Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                          0 Shares

Page 4 of 4 Pages
CUSIP No. M5364E 104	13 G

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 26, 2009
(Date)

/s/ Konrad Ackerman
(Signature)

Alpha Capital Anstalt
By: Konrad Ackerman, Director
(Name/Title)